Bacterin International Signs LOI to Acquire Assets of Robinson MedSurg LLC

BELGRADE, MT, – March 18, 2011 – Bacterin International Holdings, Inc. (NYSE Amex: BONE) (“Bacterin”), a creator and developer of revolutionary bone graft material and anti-infective coatings for medical applications, today announced that it has agreed in terms to acquire Robinson MedSurg LLC, (“RMS”), a medical device distribution company focused primarily on maxillofacial and craniofacial surgery devices.  The proposed transaction will involve an initial exchange of Bacterin common stock valued at $1,000,000 at the closing date, in exchange for all the assets of Robinson MedSurg LLC, including approximately $500,000 of inventory, existing commercial agreements and intellectual property.  In addition, upon the achievement of certain revenue goals by RMS over a two year period, additional Bacterin common stock valued at $1,000,000 may be remitted to RMS.  The letter of intent is subject to final due diligence, the execution of definitive purchase documents and the approval of the Boards of Directors of both companies.

Commenting on the transaction, Guy Cook, chairman and CEO of Bacterin, said, “Dr. Robinson is a highly accomplished surgeon and thought leader in Cranio Maxillo Facial Reconstruction (“CMF”) and trauma to the face.  We welcome his expertise to our company.  The CMF market is large with metal sales totaling approximately $277 million annually.  This proposed acquisition will be margin enhancing and importantly leverages our sales force, which will now have additional product to sell into the same call points.  The RMS product has received approval at various marquee hospitals and approved vendor status is anticipated soon in the VA Hospital system.”  Mr. Cook added, “It is our plan to expand the RMS distribution through our 60 company sales reps and our 450 independent reps, as well as further enhance the RMS product line with our antimicrobial coatings.  A number of months ago, we began the 510(k) process to add our coatings to the RMS product line.  We believe this will add an additional and important differentiating IP protection to the product line and hope to receive approval in early 2012.”

Robinson MedSurg, founded in 2006 by Dr. Randolph C. Robinson, a dual board-certified craniofacial surgeon, is private medical device company located near Denver, Colorado.  The company distributes implantable medical devices for maxillofacial, craniofacial, and orthopedic uses.  Robinson MedSurg distributes complete compact bone plating systems; patented small bone generator and craniofacial bone generator distraction devices; and the Patent-pending QuickScrew™ system, a unique pre-loaded surgical screw delivery system that provides a new level of speed and convenience during surgery.  The company has established a dynamic network of independent distributors throughout the United States, and has expanded this network globally.

Upon the completion of the proposed transaction, Dr Robinson, M.D., D.D.S., F.A.A.C.S. will enter into an agreement to support the business, bringing with him a wealth of experience from the cosmetic, dental and reconstructive facial surgery industries.  In addition to authoring numerous publications covering surgery procedures and devices, Dr. Robinson also founded FACE the Challenge, a tax-exempt organization that provides free facial surgeries (primarily children) for people with deformities in developing countries, including South America and Asia.

Dr. Randolph C. Robinson stated, “I have been able to achieve remarkable results in reconstruction surgery with using Bacterin’s Osteosponge product line.  This is a superior product enabling me to achieve results that I would never have been able to reach with any other product in the market.  I have devoted a great deal of my professional life developing devices and techniques that have proven to achieve strong results. I am very enthusiastic about becoming part of Bacterin’s effort.”

Investor Contact:

Yvonne L. Zappulla
Managing Director
Grannus Financial Advisors, Inc.
212-681-4108
Yvonne@GrannusFinancial.com

or

Guy Cook
President & CEO
Bacterin International Holdings, Inc.
406-388-0480
gcook@bacterin.com

About Bacterin International Holdings, Inc.Bacterin International Holdings, Inc. (“the “Company” or “Bacterin”) develops, manufactures and markets biologics products to domestic and international markets.  Bacterin’s proprietary methods optimize the growth factors in human allografts to create the ideal stem cell scaffold and promote bone and other tissue growth.  These products are used in a variety of applications including enhancing fusion in spine surgery, relief of back pain with a facet joint stabilization, promotion of bone growth in foot and ankle surgery, promotion of skull healing following neurosurgery and cartilage regeneration in knee and other joint surgeries.

Bacterin’s Medical Device division develops anti-microbial coatings based upon proprietary coating technologies. Bacterin develops, employs, and licenses bioactive coatings for various medical device applications.  Bacterin’s strategic coating initiatives include antimicrobial coatings designed to inhibit biofilm formation and microbial contamination.  Headquartered in Belgrade, Montana, Bacterin operates a 32,000 square foot., state-of-the-art, fully compliant and FDA registered facility, equipped with five "Class 100" clean rooms.  For further information please visit www.bacterin.com.

This news release contains certain disclosures that may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "continue," "efforts," "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "strategy," "will," "goal," "target," "prospects," "potential," "optimistic," "confident," "likely," "probable" or similar expressions or the negative thereof. These forward-looking statements are based on current expectations or beliefs and include, but are not limited to, statements indicating the Company’s expectation that the proposed transaction will occur. Statements of historical fact also may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: the Company's ability to meet its obligations under existing and anticipated contractual obligations; the Company's ability to develop, market, sell and distribute desirable applications, products and services and to protect its intellectual property; the ability and willingness of third-party manufacturers to timely and cost-effectively fulfill orders from the Company; the ability of the Company's customers to pay and the timeliness of such payments, particularly during recessionary periods; the Company's ability to obtain financing as and when needed; changes in consumer demands and preferences; the Company's ability to attract and retain management and employees with appropriate skills and expertise; the impact of changes in market, legal and regulatory conditions and in the applicable business environment, including actions of competitors; and other factors. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.